Exhibit 99.1

HERITAGE BANKSHARES

August 8, 2006

Dear Shareholders:

We are sure you have been following the Company’s progress. We are close to completion of our financial statements and related filings. We are well along in upgrading infrastructure, establishing a new downtown headquarters, and expanding into Virginia Beach. The process has not been inexpensive, but we believe we are laying the necessary foundation for a great future. You can track the Company’s progress on these and other matters by reviewing our press releases and SEC filings, which may be accessed under “News” at our website located at www.heritagebankva.com.

The purpose of this letter is to explain to you the situation regarding our annual shareholder meetings for 2005 and 2006. This has been a source of frustration for all of us. It is only practical for a Company our size to conduct a shareholder meeting by obtaining voting proxies from shareholders who cannot attend in person. The need to restate our financial statements for the years 2002 to 2004 necessarily delayed our annual reports, without which we could not effectively solicit proxies. As a result, any shareholder meeting would probably have been immediately adjourned for lack of a quorum.

Your Board has elected to wait until we can effectively solicit proxies rather than call annual meetings that can accomplish no business. Our current schedule will permit us to complete all our financial work, solicit proxies, and hold meetings for both 2005 and 2006 late in the fourth quarter of this year. We are making every effort to meet this timetable. We look forward to reporting in person on our progress to date and our plans for the future. In the meantime, we hope you will keep up on current events through our website. We greatly appreciate your patience and continued support of Heritage.

Very truly yours,

/s/ Peter M. Meredith, Jr.
Peter M. Meredith, Jr. Chairman

/s/ Michael S. Ives
Michael S. Ives, President and CEO